Exhibit 5

NEW YORK WASHINGTON, D.C. ALBANY BOSTON CHICAGO HARTFORD HOUSTON JACKSONVILLE LOS ANGELES SAN FRANCISCO	125 WEST 55TH STREET NEW YORK, NY 10019-5389 (212) 424-8000 FACSIMILE: (212) 424-8500	LONDON A MULTINATIONAL PARTNERSHIP PARIS BRUSSELS JOHANNESBURG (PTY) LTD. MOSCOW RIYADH AFFILIATED OFFICE ALMATY BEIJING

March 19, 2007

Public Service Company of Colorado

1225 17th Street

Denver, Colorado 80202

Dear Ladies and Gentlemen:

We have acted as counsel to Public Service Company of Colorado, a Colorado corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and sale of up to $1,200,000,000 in aggregate principal amount of (i) First Mortgage Bonds of the Company (the “Bonds”) to be issued pursuant to the Indenture, dated as of October 1, 1993, between the Company and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor trustee (the “Mortgage Trustee”) as supplemented and to be supplemented by various supplemental indentures (as supplemented, the “Mortgage Indenture”), including one or more supplemental indentures to be entered into by the Company and the Mortgage Trustee relating to the Bonds registered under the Registration Statement and (ii) Senior Debt Securities of the Company (the “Notes” and, collectively with the Bonds, the “Securities”) to be issued pursuant to the Indenture, dated as of July 1, 1999, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Note Trustee”), as supplemented and to be supplemented by various supplemental indentures (as supplemented, the “Note Indenture”), including one or more supplemental indentures to be entered into by the Company and the Note Trustee relating to the Notes registered under the Registration Statement.  The Securities may be issued in one or more series from time to time pursuant to the provisions of Rule 415 under the Securities Act.

In connection with this opinion, we have examined a copy of the Registration Statement and such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  We have also assumed the regularity of all corporate proceedings.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based upon and subject to the foregoing examination, and subject to the further qualifications and limitations set forth below, we are of the opinion that:

1.             The Company is a corporation validly existing and in good standing under the laws of the State of Colorado.

2.             When (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), has become effective under the Securities Act; (ii) a prospectus supplement with respect to a particular series of Securities has been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder; and (iii) all orders, consents or other authorizations of the Colorado Public Utilities Commission required for the valid issuance and sale of the Securities of such series have been obtained, no further authorization, consent or approval by any regulatory authority will be required for the valid issuance and sale of such series of Securities.

3.             When (i) a purchase contract setting forth the price and other terms and conditions relating to the issue and sale of a particular series of Securities (a “Purchase Agreement”) has been approved by the Company in accordance with the resolutions adopted by the Board of Directors relating to the Registration Statement and (ii) a supplemental indenture to the Mortgage Indenture or the Note Indenture, as applicable, has been duly executed and delivered by the Company and the Mortgage Trustee or the Note Trustee, as applicable, establishing the terms and conditions of a particular series of Securities, such series of Securities will have been duly authorized by the Company.

4.             Upon the execution and filing with the Mortgage Trustee or the Note Trustee, as applicable, of the proper certificates with respect to the Securities of a particular series, the Securities of such series will be issuable under the terms of the Mortgage Indenture or the Note Indenture, as applicable.

5.             When (i) such series of Securities have been duly executed, authenticated and delivered in accordance with the corporate and governmental authorizations, the Purchase Agreement, the supplemental indenture with respect thereto and the certificates referred to in paragraph 4 above, (ii) with respect to the Bonds, such supplemental indenture shall have been duly recorded, and (iii) the purchase price specified in the Purchase Agreement for such series of Securities shall have been received by the Company, the Securities of such series will be legally issued and binding obligations of the Company and will be entitled to the benefits of the Mortgage Indenture or the Note Indenture, as applicable, on a parity with the securities of other series which may be thereafter issued pursuant to the terms of the Mortgage Indenture or the Note Indenture, as the case may be (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law) and in the case of the Bonds, state laws that affect the enforcement of certain remedial provisions of the Mortgage Indenture; provided, however, that such state laws will not, in our opinion, render the remedies afforded by the Mortgage Indenture inadequate for the practical realization of the benefit of the security provided thereby.

We express no opinion as to the application of the securities or blue sky laws of the several states to the sale of the securities to be registered pursuant to the Registration Statement.

Our opinion expressed above is limited to the laws of the State of New York and the State of Colorado, and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Opinions” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae LLP